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Freeport-McMoRan Updates
Status of PT Freeport Indonesia Operations

PHOENIX, AZ, February 20, 2017 - Freeport-McMoRan Inc. (NYSE: FCX) is providing an update on the status of PT Freeport Indonesia’s (PT-FI) operations and its discussions with the Government of Indonesia on concentrate exports and other matters related to its Contract of Work (COW).
Following more than five years of discussions with the Government, in which PT-FI negotiated in good faith to be responsive to the Government’s aspirations while protecting the rights of its stakeholders, the parties have failed to reach agreement.
Indonesian government regulations passed in January and February 2017 require that PT-FI terminate its COW and convert to a special license (IUPK) in order to export its concentrate production. PT-FI has advised the Government that attempts to enforce this regulation on PT-FI violates its COW and that it is unwilling to terminate its COW unless replaced by a mutually acceptable form of agreement providing fiscal and legal assurances to support its long-term investment plans in Papua, Indonesia.
As a result, PT-FI has been unable to export concentrates and is proceeding with its plan to suspend investments in Papua, reduce its production by approximately 60 percent from normal levels and implement cost savings plans involving significant reductions in its work force and spending levels with local suppliers.
On February 17, 2017, pursuant to the COW’s dispute resolution provisions, PT-FI provided formal notice of an impending dispute to the Government listing the Government’s multiple breaches of the COW.
Richard C. Adkerson, FCX President and Chief Executive Officer, said: “Despite extensive efforts to reach an agreement with the Government, we have been unsuccessful in achieving a resolution that would avoid the negative impacts for all stakeholders, especially for our workforce and the local economy. We are simply asking the Government to honor our legally binding Contract. We urge the Government to honor the Contract and demonstrate that the Country remains open for foreign investment. This would be in the best interests of all stakeholders, including the Government of Indonesia, our large work force, the local community, local suppliers and Freeport’s shareholders.”
PT-FI’s first quarter production has been adversely impacted by the suspension of concentrate exports and a temporary outage since January 19, 2017, at PT Smelting (PT-FI’s 25 percent-owned copper smelter and refinery located in Gresik, Indonesia). PT Smelting has advised PT-FI that it expects to resume operations in March 2017. Assuming resumption of PT Smelting’s operations in March and a continuation of the ban on exports, FCX estimates its first quarter sales will be reduced, resulting in deferrals of approximately 170 million pounds and 270,000 ounces, representing a reduction of approximately 17 percent for copper and 59 percent for gold of its consolidated first quarter sales.
For each month of delay in obtaining approval to export, PT-FI’s share of production is projected to be reduced by approximately 70 million pounds of copper and 70 thousand ounces of gold.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer.

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FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include FCX's ability to secure regulatory approvals, the outcome of ongoing discussions with the Indonesian Government regarding PT-FI’s COW, the potential effects of violence in Indonesia generally and in the province of Papua, industry risks, regulatory changes, political risks, labor relations and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.

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